Exhibit 2

Electronic Articles of Organization For Florida Limited Liability Company	L18000234187 FILED 8:00 AM October 03, 2018 Sec. Of State jafason

Article I

The name of the Limited Liability Company is:

 SCHOOL OF WHALES LLC

Article II

The street address of the principal office of the Limited Liability Company is:

3634 NW 2ND AVE

MIAMI, FL. 33127

The mailing address of the Limited Liability Company is:

3634 NW 2ND AVE

MIAMI, FL. 33127

Article III

The name and Florida street address of the registered agent is:

ANDREA PETERSEN

2900 SW 28TH TERRACE

202

MIAMI, FL. 33133

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Registered Agent Signature: ANDREA PETERSEN

Article IV

The name and address of person(s) authorized to manage LLC:	L18000234187 FILED 8:00 AM October 03, 2018 Sec. Of State jafason

Title: MGR

DANIEL PENA

3634 NW 2ND AVE

MIAMI, FL. 33127

Title: MGR

ANDREA PETERSEN

2900 SW 28TH TERRACE, SUITE 202

MIAMI, FL. 33133

Signature of member or an authorized representative

Electronic Signature: ANDREA PETERSEN

I am the member or authorized representative submitting these Articles of Organization and affirm that the facts stated herein are true. I am aware that false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S. I understand the requirement to file an annual report between January 1st and May 1st in the calendar year following formation of the LLC and every year thereafter to maintain "active" status.